Exhibit 6.3

Global Medical Services, LLC

A Florida Limited Liability Company

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

1

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

Global Medical Services, LLC

A Florida Limited Liability Company

TABLE OF CONTENTS

SECTION 1. DEFINED TERMS

1.1	Defined Terms	6

SECTION 2. FORMATION AND PURPOSES

2.1	Formation	9
2.2	Name	9
2.3	Governing Law	9
2.4	Defined Terms	10
2.5	Purpose	10

SECTION 3. MEMBERS — STATUS, RIGHTS, AND OBLIGATIONS

3.1	Members	10
3.2	Membership Units	10
3.3	Classes of Members	11
3.4	No Right to Withdraw	11
3.5	Powers of Members	11
3.6	Voting by Members	11
3.7	Limited Authority of Members	11
3.8	Consent of Members in Lieu of Meeting	11
3.9	Meetings; Notice	12
3.10	Waiver of Notice by Members	12
3.11	Quorum	12
3.12	Manner of Acting	12
3.13	Conduct of Meetings.	12
3.14	Participation	12

2

SECTION 4. MANAGEMENT OF THE LLC

4.1	Management by Manager	13
4.2	Decisions Requiring Approval of the Members	13
4.3	Term of Manager	13
4.4	Conflicts of Interest	14
4.5	Third Party Reliance	14
4.6	Fiduciary Relationship	14
4.7	Compensation and Expenses	14
4.8	Non-Competition	14
4.9	Funds Management	15

SECTION 5. CAPITAL CONTRIBUTIONS AND FINANCIAL OBLIGATIONS OF MEMBERS

5.1	Capital Contributions	15
5.2	No Interest upon Contributions	15
5.3	Capital Accounts	16
5.4	Capital Account Deficit	16
5.5	Return of Capital Contributions	16
5.6	Member Loans or Services	16
5.7	Advances	16
5.8	Limited Liability	16
5.9	Not for Benefit of Creditors	17

5.10	Formation Costs	17

SECTION 6. DISTRIBUTIONS OF CASH AND PROPERTY

6.1	Net Cash from Operations	17
6.2	Liquidating Distribution	17

SECTION 7. FEDERAL AND STATE TAX MATTERS

7.1	Maintenance of Members' Capital Accounts	18
7.2	Allocation of Profits, Losses, and Credits of the LLC	18
7.3	Tax Year and Accounting Matters	21
7.4	Tax Elections	21
7.5	Tax Matters Member	21

SECTION 8. TERMINATION AND DISSOLUTION OF THE LLC

3

8.1	Events of Dissolution	22
8.2	Conclusion of Affairs	22
8.3	Liquidating Distributions	22
8.4	Termination	23

SECTION 9. TRANSFERS OF MEMBERSHIP UNITS

9.1	Restrictions on Transfers	23
9.2	Right of First Refusal	24
9.3	Closing of a Transfer	25
9.4	Buy/Sell Option	26
9.5	Closing of Buy/Sell Option Purchase	26
9.6	Repayment of Outstanding Loans of Members	27
9.7	Assignment	27
9.8	Effect of Assignment	27
9.9	Further Effect of Assignment	28
9.10	Cancellation of Acquired Interests	28
9.11	Consent to Membership	28
9.12	Rights and Powers; Transfer of Liabilities	28
9.13.	No Release of Assignor	29
9.14	Charging Orders	29
9.15	Estates	29
9.16	Dissolution	29

SECTION 10. ADMINISTRATIVE PROVISIONS

10.1	Principal Office	29
10.2	Bank Accounts; Signature Authority	30
10.3	Books and Records	30

SECTION 11. INDEMNIFICATION

11.1	Indemnification of Officers or Members	31

SECTION 12. REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of Members	34

4

SECTION 13. MISCELLANEOUS PROVISIONS

13.1	Dispute Resolution	34
13.2	Entire Agreement	34
13.3	Amendment	35
13.4	Interpretation	35
13.5	Severability	35
13.6	Burden and Benefit Upon Successors	35
13.7	Further Assurance	35
13.8	Notices	35
13.9	Waiver	36
13.10	LLC Property	36

EXHIBITS

Exhibit A. Schedule of Members and Membership Units	37

5

Limited Liability Company
Operating Agreement
of
Global Medical Services, LLC
a Florida Limited Liability Company

This Limited Liability Company Operating Agreement ("Agreement") of Global Medical Services, LLC, a Florida limited liability company (the “LLC"), made and entered into effective the following date July 5, 2017 (the "Effective Date") by and among GlobalTech Holdings, Inc. and Convertibase, Inc. and such additional Members as are hereinafter admitted (collectively the "Members").

BACKGROUND AND BASIS FOR OPERATING AGREEMENT

1. The LLC was formed pursuant to the Articles of Organization for filing with the Florida Secretary of State, by John E. Lux, Esq., as the authorized person (the "Organizer"), and to be accepted for record by the Florida Department of State.

2. GlobalTech Holdings, Inc., Manager, and the initial member (the "Member"), now desire to set forth the terms and conditions by which the LLC will be governed as of the Effective Date hereof.

In consideration of the foregoing recitals which are hereby incorporated as a part of this Agreement, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

SECTION 1.

DEFINED TERMS

1.1 Defined Terms. The defined terms used in this Agreement shall have the meanings specified below or in the Section in which they first appear.

6

Act shall mean the Florida Limited Liability Company Act, as amended, or any corresponding provision or provisions of succeeding law.

Adjusted Capital Contribution means, as of any day, a Member's Capital Contributions adjusted as follows:

(a) Increased by the amount of any LLC liabilities which, in connection with distributions to a Member, are assumed by such Member or are secured by LLC property distributed to such Member.

(b) Increased by any amounts actually paid by such Member to any LLC lender pursuant to any agreement by which such Member assumes any LLC liability; and

(c) Reduced by the amount of cash and the value of any LLC property distributed to such Member and the amount of any liabilities of such Member assumed by the LLC or which are secured by any property contributed by the Member to the LLC, but not reduced by any return of investment or distribution of net cash from operations as provided for in Section 6, below.

In the event a Member transfers all or any portion of its Membership Units in accordance with the terms of this Agreement, its transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred interest.

Affiliate with respect to any specified Person shall mean (i) any Person directly or indirectly controlling or under common control with the specified Person; (ii) any director, officer, partner, or trustee of the specified Person; (iii) any Person directly, indirectly, or beneficially owning or controlling 20% or more of any class of voting securities of, or otherwise having a substantial beneficial interest in, the specified person; and (iv) any ancestor, spouse, or family member, whether by blood or marriage, of the specified Person, or any trust for the primary benefit of such persons.

Agreement shall mean this Limited Liability Company Operating Agreement and all exhibits attached hereto and made a part hereof, as originally executed and as amended from time to time in writing.

Approved by the Members, Approval of the Members shall mean the consent or approval of all of the Members.

Capital Account means, with respect to any Member, the Capital Account established, maintained and adjusted for such Member in accordance with the provision of Treasury Regulation Section l.704-1(b)(2)(iv) or other applicable provisions of the Code and Treasury Regulations promulgated thereunder.

7

Code shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of succeeding law.

Fiscal Year means the fiscal year of the LLC as set forth in Section 7.3.

LLC shall mean the limited liability company formed pursuant to the Articles of Organization and this Agreement by the parties hereto, as said limited liability company may from time to time be constituted.

Majority of the Members shall mean a simple majority (i.e., more than one-half) of the Members of the LLC.

Member shall mean any member of the LLC that becomes a member of the LLC in accordance with this Agreement.

Membership Units shall mean one or more units owned by a Member out of the authorized Membership Units, as designated on Exhibit A attached hereto (as it may be amended from time to time) and set forth opposite the Members' names. Each Membership Unit represents a percentage ownership in the LLC. Such percentage is sometimes herein referred to as a Member's “Ownership Interest” and it is computed by dividing the number of Membership Units owned by a Member by the total number of issued and outstanding Membership Units. Holders of Membership Units shall be entitled to vote on all matters on which Members may vote or consent in this Agreement or under the Act.

Person shall mean any individual, partnership, corporation, association, trust, limited liability company, or other legal entity, whether foreign or domestic, and its heirs, executors, administrator, legal representative, successors, and assigns where the context requires.

Profits and Losses for each Fiscal Year or other period shall mean an amount equal to the LLC's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), but computed with the following adjustments: (i) Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss; (ii) Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 703(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-i(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss; and (iii) Notwithstanding any other provisions herein, any items of income, gain, loss, or deduction specialty allocated pursuant to Section 7.2(c) hereof shall not be taken into account in computing Profits and Losses.

8

Treasury Regulations mean the regulations of the United States Treasury Department pertaining to income tax, as amended, and any successor provision thereto.

SECTION 2.

FORMATION AND PURPOSES

2.1 Formation. The Members hereby:

(a) Acknowledge the formation of the LLC as a limited liability company pursuant to the Act by virtue of the Articles of Organization filed with the Florida Department of State by Organizer;

(b) Confirm and agree to their status as a Member and their subscription for Membership Units, as that term is defined herein, upon the terms and conditions set forth in this Agreement and as set forth in Exhibit A attached hereto; and

(c) Execute and adopt this Agreement as the Operating Agreement of the LLC, pursuant to the meaning of relevant Florida law.

2.2 Name. The name of the limited liability company shall be “Global Medical Services, LLC” and all business of the company shall be conducted under that name.

2.3 Governing Law. This Agreement and all questions with respect to the rights and obligations of the Members, the construction, enforcement, and interpretation hereof, and the formation, administration, and termination of the LLC, shall be governed by the provisions of the Act and other applicable laws of the State of Florida.

2.4 Defined Terms. Except as otherwise specified or when the context may otherwise require, all capitalized terms used in this Agreement shall have the meaning specified in Section l of this Agreement or the Section where such capitalized term is first defined.

9

2.5 Purpose. The LLC is organized as a joint venture among the Members to provide funding its business and profit from its business in operating entertainment facilities and to engage in such other lawful activities as are reasonably necessary or useful to the furtherance of the foregoing purpose, upon and subject to the terms and conditions of this Agreement (the "Business”).

The Manager and the initial Member understand that it is their intention to operate in such a fashion that the Manager shall market the services of the initial Member to the Manager's clients and that the initial Member shall deliver such services to these clients.

In this regard, the LLC shall have full access to the services of Cipher Tooth, LLC.

2.6 Term of the LLC. The term of the LLC commenced upon filing of Articles of Organization with the Florida Department of State, the LLC shall have perpetual existence, unless sooner terminated as provided in this Agreement or the Act.

SECTION 3.

MEMBERS — STATUS, RIGHTS, AND OBLIGATIONS

3.1 Members.

(a) Each Member shall be entitled to vote according to their ownership of Membership Units owned as provided herein on all LLC matters in which Members are entitled to vote or consent pursuant to the Act or this Agreement. Management of the LLC shall be by its Manager, and as provided in this Agreement. From and after the date of this Agreement, the Members shall be GlobalTech Holdings, Inc., Manager, and Convertibase, Inc., initial Member. The respective addresses of the Members and respective ownership of Membership Units are set forth on Exhibit A hereto.

(b) Additional Members of the LLC may be admitted from time to time and upon such terms and conditions as approved by the Members and in accordance with the provisions of this Agreement. The address of each such additional Member shall be added to Exhibit A, which shall thereby be amended.

3.2. Membership Units. The number of Membership Units which the LLC shall be authorized to issue is Two Hundred Million (200,000,000). The Membership Units owned by each Member shall be as set forth on Exhibit A, as it may be amended from time to time.

3.3. Classes of Members. There shall be one class of Members.

10

3.4 No Right to Withdraw. Except as otherwise provided herein, no Member shall have any right to voluntarily resign or otherwise withdraw from the LLC without the written consent of all remaining Members.

3.5 Power of Members. Members shall have the powers and authority conferred upon them pursuant to the Act and this Agreement. Members shall have the right to attend all meetings of the Members. The management of the LLC shall be reserved to its Manager.

3.6 Voting by Members. Except as otherwise provided herein or by the Act, each Member of the LLC shall be entitled to vote according to the number of Membership Units owned on all matters on which Members are entitled to vote or consent pursuant to the Act or this Agreement. Each Membership Unit owned shall entitle the Member to one vote. Except as otherwise provided herein on by the Act, the affirmative vote or consent of all of the Members, voting by Units owned, shall be necessary and sufficient to decide an issue.

3.7 Limited Authority of Members. Except as expressly provided herein, no Member shall have authority to take or engage in any action, in its capacity as a Member, to bind the LLC in any manner.

3.8 Consent of Members in Lieu of Meeting. Unless otherwise provided in this Agreement or by law, any action which may be taken at any meeting of Members of the LLC may be taken without a meeting, without prior notice, and without a vote if a written consent, setting forth the action so taken, is signed in person, by proxy, or by facsimile signature by Eighty Percent (80%) of the Members' Units entitled to vote thereon. Such consent shall be delivered to the LLC by delivery to the Manager and shall be filed with the minutes of the meetings of Members in the records of the LLC. Facsimile signatures shall be deemed originals for purposes of this Section 3.8. Every written consent shall bear the signature of each Member who signs such consent and no written consent shall be effective to take the LLC action referred to therein unless within fifteen (15) days of the earliest consent delivered to the LLC in the manner required hereby written consents signed by the requisite number of Members are so delivered to the LLC.

3.9 Meetings; Notice. Regular or special meetings of the Members shall be held from time to time, (i) at such place and time as shall be approved by the Members or (ii) at such place and time as shall be set by a Member upon fifteen (15) business days notice to the other members.

3.10 Waiver of Notice by Members. Whenever any notice whatsoever is required to be given to any Member of the LLC under this Agreement or any provision of law, a waiver thereof, signed at any time, whether before or after the time of meeting, by the Member entitled to such notice shall be deemed equivalent to the giving of such notice. The attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting and objects thereat, at the beginning thereof, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members need be specified in any waiver of notice of such meeting.

11

3.11 Quorum. At all meetings of the Members, the presence of a Member or Members owning Eighty Percent (80%) of all of the Membership Units shall constitute a quorum for the transaction of business. Members may attend meetings by telephonic or other electronic communication. Though less than a quorum, a majority of the Membership Units present at a meeting may adjourn the meeting, from time to time and without further notice, until a quorum shall be present; provided, however, that any Members absent from the adjourned meeting shall be provided written notice of such adjournment.

3.12 Manner of Acting. At all meetings of the Members, Members shall vote on a numerical basis, with each Member being entitled to one vote per Membership Unit on all matters on which Members are entitled to vote pursuant to this Agreement or the Act. Except as otherwise provided by law or this Agreement, the action of Eighty Percent (80%) of the Membership Units, at any meeting at which a quorum is present shall be the act of the LLC.

3.13 Conduct of Meetings. A designee of the Manager shall call meetings of the Members to order and shall act as chair of the meeting. A second designee of the Manager shall record all actions at such meeting of the Members, which shall be maintained in an LLC minute book under the supervision of the Manager.

3.14 Participation. Members may participate in any meeting either in person or by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 3.13 shall constitute presence in person at the meeting.

SECTION 4.

MANAGEMENT OF THE LLC

4.1 Management by Manager. The management of the LLC shall be by the Manager. The Members hereby elect and delegate GlobalTech Holdings, Inc. as the Manager to conduct the day-to-day business of the LLC, who shall have the authority to take all actions deemed necessary or desirable by them in the daily operations of the LLC, except as otherwise provided herein. Such appointment as the Manager shall be until replaced by a two-thirds vote of the Members.

12

4.2 Decisions Requiring Approval of the Members. Notwithstanding the provisions of Section 4.1, no Member shall have the discretion, authority or power to make the decisions or take the following actions, except upon approval of Eighty Percent (80%) of the Membership Units in each instance:

•	amending the Company Operating Agreement;
•	dissolution of the Company;
•	removing the Manager;
•	electing a new Manager upon the removal of a Manger or upon the death, incompetency, termination, dissolution or cessation of the business of a manager;
•	approving or disapproving a transaction entailing a merger, plan of exchange, plan of conversion, or the sale of all or substantially all of the assets, except in connection with the orderly liquidation and winding up of the business of the Company upon termination and dissolution.

4.3 Term of Manager. The Manager shall serve and continue in such office for the term of the LLC, unless sooner replaced by another Member approved by the Members or removed by operation of law, by order or decree of any court of competent jurisdiction, or upon the Events of Bankruptcy of the Manager or upon the death, disability, resignation, or other failure to serve of the Manager.

4.4 Conflict of Interest. No contract or other transaction between the LLC and one or more of its Members, or between the LLC and any Affiliate of a Member, or between the LLC and any other corporation, partnership, association or other organization in which one or more of the Members has a financial interest shall be void or voidable or in any way affected solely for this reason, or solely because its votes are counted for such purpose. Interested Members may be counted in determining the presence of a quorum at a meeting of the Members which authorized the contract or transaction. This Section 4.4 shall not be construed to impair, invalidate, or in any way affect any contract or other transaction which would otherwise be valid under the laws (common, statutory or otherwise) applicable thereto.

13

4.5 Third Party Reliance. Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the Manager as set forth herein.

4.6 Fiduciary Relationship. The Manager shall at all times act in a fiduciary capacity for the LLC and shall not have any hidden or concealed earnings from any activity of the LLC. The Manager shall not be liable, responsible or accountable to the LLC or the Members in damages or otherwise for any acts performed, or for any failure to act, in good faith, and absent negligence or malfeasance by the Manager; provided, however, that the Manager shall not be relieved of the fiduciary obligation for other Members and the LLC for fraud or any unlawful act(s).

4.7 Compensation and Expenses. Members, including the Manager, who perform services for the LLC shall be entitled to compensation for such services and be entitled to any reimbursement of any general overhead expenses incurred by the Member, as approved by the Manager. Each Member shall be entitled to reimbursement from the LLC for direct out-of-pocket expenses approved by the Manager incurred on behalf of the LLC.

4.8 Non-Competition. Each Member agrees that during the term of this Agreement, neither such Member, nor any Affiliate (as hereafter defined) of such Member, shall in any manner, directly or indirectly, participate in, be connected with, have an interest or aid or assist anyone else in any business or operations competitive with the Business without the prior approval of the other Member, provided, however, that this Section 4.8 shall not prevent (a) a Member from engaging in business activities, whether or not competitive with the Business, which relate to business activities which were operational prior to the Effective Date and (b) a Member from pursuing and engaging in any business activities, whether or not competitive with the Business, if the LLC has decided not to pursue such Business opportunity.

4.9 Funds Management. Notwithstanding any other provision of this Agreement, all funds will flow through a bank account controlled by the Manager in a national bank selected by the Manager and approved by the Members. All Members shall have daily unlimited access to online banking information. Further, the Manager shall send to each Member within 15 days after the end of each calendar quarter a balance sheet and income statement for the period ending that calendar quarter and a journal recording the date, amount, payee and reason for all Company disbursements.

14

SECTION 5.

CAPITAL CONTRIBUTIONS

AND FINANCIAL OBLIGATIONS OF MEMBERS

5.1 Capital Contributions. Initial Capital Contributions and Additional Capital Contributions may sometimes hereinafter be referred to collectively as the "Capital Contributions," as the context may require.

(a) Initial Capital Contributions. The Initial Capital Contributions of the Members and the maximum amount of such contributions are as set forth on Exhibit A.

(b) Additional Capital Contributions. Additional Capital Contributions shall arise in the event that it is determined, with the Approval of the Members, that the LLC requires capital in addition to the Initial Capital Contributions.

5.2 No Interest upon Contributions. No Member shall be entitled to interest on its Capital Contributions.

5.3 Capital Accounts. Each Member's Capital Account shall be maintained in accordance with the following provisions:

a. Each Member’s Capital Account shall be credited with the amounts of such Member’s Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Member pursuant to this Section 5;

b. Each Member's Capital Account shall be charged with the amounts of cash and the Carrying Value of any property distributed by the Company to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to this Section 5;

c. If all or a portion of a Member's Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.

15

5.4 Capital Account Deficit. Except as otherwise provided in this Agreement, or the Act, no Member shall have any liability or obligation to restore a negative or deficit balance in such Member's Capital Account.

5.5 Return of Capital Contributions. No Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account or to receive any distribution from the LLC except as specifically provided in this Agreement.

5.6 Member Loans or Services. Loans or services by any Member to the LLC shall not be considered Capital Contributions.

5.7 Advances. If any Member shall lend or advance any funds to the LLC, the amount of any such loan or advance shall not be treated as Capital Contribution, but shall be a debt due from the LLC to such Member to be repaid in accordance with the terms of such loan or advance Approved by the Members.

5.8 Limited Liability. Except as provided in this Agreement, no Member shall be required under any Circumstances to contribute or lend any money or property to the LLC.

5.9 Not for Benefit of Creditors. The provisions of this Section 5 are not intended to be for the benefit of any creditor or other person (other than a Member in its capacity as Member) to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the LLC or any of the Members, and no such creditor or other person shall obtain any right under such provisions or shall by reason of any such provisions make any claim in respect of any debt, liability, obligation, or claim against the LLC or any of the Members.

5.10 Formation Costs. All reasonable costs and expenses incurred with respect to the formation of the LLC shall be borne by the LLC.

SECTION 6.

DISTRIBUTIONS OF CASH AND PROPERTY

6.1 Net Cash from Operations. "Net Cash from Operations" means the gross cash proceeds from the LLC operations less the portion thereof used to pay or establish reserves for all LLC expenses, debt payments, capital improvements, replacements, Manager and employee compensation, and contingencies. Net Cash from Operations, if any, shall be distributed to the Members quarterly, within 30 days after the end of each three month calendar period. The Manager and the initial Member shall each receive one-half of the Net Cash from Operations of the LLC.

16

6.2 Liquidating Distributions. Upon the dissolution and liquidation of the LLC in accordance with Section 8, the proceeds of the liquidation and any other assets of the LLC shall be distributed in the following order of priority:

(a) First, in payment to creditors of the LLC, including Members who are creditors, in the order of priority provided by law;

(b) Second, to the Members, pro rata, in accordance with their respective Ownership interests.

SECTION 7.

FEDERAL AND STATE TAX MATTERS

7.1 Maintenance of Members' Capital Accounts. With respect to each Member, a separate Capital Account for such Member shall be established and maintained throughout the full term of the LLC in accordance with the Code and applicable Treasury Regulations that must be complied with in order for the allocations of profits and losses provided in this Agreement to have "substantial economic effect" under applicable Treasury Regulations. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Capital Contribution in excess of the Initial Capital Contribution.

7.2 Allocation of Profits, Losses and Credits of the LLC.

(a) Allocation of Profits. After giving effect to the special allocations set forth in this Section 7, Profits shall be allocated to the Members in accordance with their respective Ownership interests.

(b) Allocation of Losses. After giving effect to the special allocations set forth in this Section 7, Losses shall be allocated to the Members in accordance with their respective Ownership Interests.

(c) Regulatory Allocations.

17

(1) Special Allocations. The following special allocations shall be made in the following order:

(i)  Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 7, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of LLC income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g), allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 7.2(c)(1)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith. "Company Minimum Gain" has the same meaning as the term "partnership minimum gain" set forth in Treasury Regulations Section 1.704(2) (b)(2) and 1.704-2(d).

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 7, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, such Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section l.704-2(2)(i) (5) of the Treasury Regulations, shall be specifically allocated items of LLC income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to (the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 7.2(c)(1)(ii) is intend to comply with certain minimum gain chargeback requirements in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith, "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4). “Member Nonrecourse Debt Minimum Gain" means an amount with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

18

(iii) Qualified Income Offset, In the event any Member unexpectedly receives any adjustment, allocations or distributions described in Section l.704-(1)(b)(2)(ii)(d)(4), Sections 1.704-1(b)(2(ii)(d)(5), or Section 1.704-l(b)(2)(ii)(d) (6) of the Treasury Regulations, items of LLC income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant so this Section 7.2(c)(l)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.2(c)(l)(iii) were not in this Agreement. "Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments; (i) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(I)(5); and (ii) debit to such Capital Account the items described in Sections l.704-1(b)(2(ii)(d)(4), 1.704(b)(2)(d)(5), and 1.704-l(b)(2)(ii)(d)(6) of the Treasury Regulations. The foregoing definitions of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations.

(iv) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specialty allocated items of LLC income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.2(c)(1)(iv) shall be made only if and to the extent such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7 have been made as if Section 7.2 (c) (i)(iii) hereof and this Section 7.2(c)(1) (iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their respective ownership interests. "Nonrecourse Deductions" has the same meaning set forth in Treasury Regulations Section 1.704-2(b)(l).

(vi) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(l). "Member Nonrecourse Deductions" has the same meaning as the term "partner non-recourse deductions" set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(1)(2).

19

(vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(4)(m)(2) or 1.704-l(b)(2)(4)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the LLC, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the LLC in the event that Treasury Regulations Section 1.704- l(b) (iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(2) Curative Allocations. The allocations set forth in Section 7.2(c) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of LLC income, gain, loss, or deduction pursuant to Section 7.2(c). Therefore, notwithstanding any other provision of this Section 7 (other than the Regulatory Allocations), the Member shall make such offsetting special allocations of LLC income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section 7.2(c).

7.3 Tax Year and Accounting Matters. The Fiscal Year of the LLC shall be the calendar year. The LLC shall adopt such methods of accounting and file its tax return on the methods of accounting determined by the Manager. The Manager shall be responsible for all accounting matters of the LLC.

7.4 Tax Elections. The Members agree that the LLC shall be taxed as a Partnership for tax purposes, and the Members shall take any and all action necessary to effectuate partnership tax treatment. The Members, in their reasonable discretion, may cause the LLC to make or revoke all tax elections provided for under the Code.

7.5 Tax Matters Member. GlobalTech Holdings, Inc. shall be the "Tax Matters Member" of the LLC, as that term is used in Subchapter C of Chapter 1 of the Code, and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of GlobalTech Holdings, Inc. as such Tax Matters Member. The Tax Matters Member shall have full and unlimited discretion to perform or to fail to perform any actions or to make any decisions that under the Code may be made by a Tax Matters Member. All costs of the Member in connection with its duties as "Tax Matters Member," including reasonable attorneys' fees, shall be the obligation of and shall be paid or reimbursed by the LLC.

20

SECTION 8.

TERMINATION AND DISSOLUTION OF THE LLC

8.1 Events of Dissolution. The LLC shall be dissolved upon the occurrence of any of the following events:

(a) The unanimous written consent of the Members;

(b) The sale, transfer or assignment of substantially all of the assets of the LLC;

(c)  (i) The adjudication of the LLC as insolvent within the meaning of insolvency, bankruptcy or equity proceedings; (ii) the filing of an involuntary petition the bankruptcy against the LLC (which is not dismissed within 90 days); (iii) the filing against the LLC of a petition for reorganization under the Federal Bankruptcy Code or any state statute (which is not dismissed within 90 days); (iv) a general assignment by the LLC for the benefit of creditors; (v) the voluntary claim (by the LLC) that it is insolvent under any provisions of the Bankruptcy Code (or any state insolvency statutes); or (vi) the appointment for the LLC of a temporary or permanent receiver, trustee, custodian, or sequestrator and such receiver, trustee, custodian, or sequestrator is not dismissed within 90 days;

8.2 Conclusion of Affairs. In the event of the dissolution of the LLC for any reason, the Members shall deliver articles of dissolution to the Department of State for filing, and shall proceed promptly to wind up the affairs of and liquidate the assets of the LLC. Except as otherwise provided in this Agreement, the Members shall continue to share distributions and tax allocations, during the period of liquidation, in the same manner as before the dissolution.

8.3 Liquidating Distributions. After paying or providing for the payment of all claims, debts or liabilities and obligations of the LLC and all expenses of liquidation, the proceeds of the liquidation and any other assets of the LLC shall be distributed to or for the benefit of the Members to accordance with Section 6.2 of this Agreement.

21

8.4 Termination. Upon completion of the liquidation of the LLC and the distribution of all LLC assets, the LLC shall terminate and the Members shall have the authority to execute and record Articles of Dissolution of the LLC, as well as any and all other documents required to effectuate the dissolution and termination of the LLC.

SECTION 9.

TRANSFERS OF MEMBERSHIP UNITS

9.1 Restrictions on Transfers. Membership Units may be Transferred, as defined below, in whole or in part only in accordance with other specific provisions of this Agreement and the following provisions:

(a) For purposes of this Agreement, the term "Transfer" or “Transferred" shall mean the sale, assignment, transfer, pledge, encumbrance, or other disposition, by operation of law or otherwise, of Membership Units, but shall not include transfers without consideration to Affiliates.

(b) Membership Units shall not be Transferred without the following:

(1)   The full compliance with the terms of this Section 9;

(2)  The consent of the Members owning the remaining Membership Units; and

(3) An opinion of counsel, satisfactory to the Member(s) owning the remaining Membership Units, that the Transfer of the Membership Units does not violate the Securities Act of 1933 or any applicable state securities laws.

(c) Any Transfer of Membership Units shall be effective only to give the person to whom Transferred (the "Transferee") the right to receive the share of tax allocations and distributions to which the person transferring (the "Transferor") would otherwise be entitled. Except as otherwise provided herein, no Transferee of Membership Units shall have the right to become a substituted Member unless the Member(s) owning the remaining Membership Units, in the exercise of its or their sole and absolute discretion, expressly consents thereto in writing and the Transferee agrees to be bound by all the terms and conditions of this Agreement as then in effect. Unless and until a Transferee is admitted as a substituted Member, the Transferee shall have no right to exercise any of the powers, rights, and privileges of a Member hereunder.

22

(d) No Member shall cause or permit to be created a lien or security interest in its Membership Units, except in favor of a lender to the LLC and upon Approval of the Members.

(e) Each Member agrees not to Transfer all or any part of its Membership Units (or take or omit any action, filing election, or other action which could result in a deemed transfer) if such Transfer (either considered as one or in the aggregate with prior transfers by other Members) would result in the termination of the LLC for federal income tax purposes. In order to enable the Members to identify Transfers that could result in such a termination, each Member covenants and agrees to immediately inform the Other Members of any Transfers (or deemed Transfers for purposes of the Code).

(f) Any Transfer not in accord with this Section 9 shall be void ab initio.

(g) The LLC, each Member, and any other person or persons having business with the LLC need deal only with Members who are admitted as Members or as substituted Members of the LLC, and they shall not be required to deal with any other person by reason of Transfer or assignment of a Membership Unit by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member (or an assigning or transferring Member), any payment to a Member or any trustee in bankruptcy in accordance with the terms of this Agreement shall acquit the LLC and any other Member of all liability to any other persons or entities who may be interested in such payment by reason of assignment or transfer of such Member.

9.2 Right of First Refusal. In the event that a Member (the "Selling Member") desires to transfer to any third person all or a portion of its Membership Units, the Selling Member may do so only in full and complete compliance with the procedures set forth in Section 9.1 and the procedures set forth below for each instance of transfer:

(a) The Selling Member shall give written notice (the "Notice") to each other Member ("Offeree(s)") setting forth, in substance, the following:

(1) That the Selling Member has given to, or received from, a third party (the “Offerer”) a good faith written offer (the "Offer") to transfer all or a part of its Membership Units (the "Offered Interest"); and

(2) That the Selling Member thereby offers to transfer all Offered Interest to the Offeree(s), pro rata according to its or their respective Ownership Interests, at a price on such terms and conditions as are set forth in the Offer, a true copy of which shall be attached to the Notice.

23

(b) Within thirty (30) days after receipt of the Notice (the "Transfer Offering Period"), the Offeree(s) may, at its or their option, elect to purchase all (but not less than all) of the Offered Interests by giving written notice of the intention to do so to the Selling Member. Any Offeree may assign its purchase rights hereunder to any Member owning Membership Units. Closing of the purchase of the Offered Interests shall occur as set forth in Section 9.3.

(c) In the event that no Offeree(s) agree to purchase all of the Offered Interests in accordance with subparagraph (2) of this Section 9.2. the Selling Member shall provide Notice of such event to the Manager of the LLC. The LLC shall then have the amount of time set forth In the Transfer Offering Period to determine, based on the Approval of the Members other than the Selling Member, whether it shall elect to purchase all (but not less than all) of the Offered Interest, by giving written notice of its intention to do so to the Selling Member. The LLC may assign its purchase rights hereunder to any Member or other Person. Closing of the purchase of the Offered Interests shall occur as set forth in Section 9.3. Failure of the LLC or its assignee to notify the Selling Member of its acceptance within the relevant Transfer Offering Period shall not be deemed to be its refusal to acquire the Offered Interests.

(d) In the event an offer to Transfer made pursuant to Section 9.2(a), (b), or (c) is rejected, whether by expiration of the Transfer Offering Period or otherwise, and the Selling Member has complied with the requirements of Section 9.1 and Section 9.2, the Selling Member shall be permitted to Transfer the Offered Interests to the Offeror upon the terms and conditions at stated in the Offer; provided, however, that the Transfer may not be effected until the Offeror has executed and adopted this Agreement or a counterpart thereof. Closing of the purchase of the Offered Interest shall occur as set forth in Section 9.3. Transfer pursuant to the Offer must be made within sixty (60) days following the expiration of the relevant Transfer Offering Period and, if the Transfer is not made within such time period, the Offered Interests shall again become subject to the restrictions of this Agreement.

9.3 Closing of a Transfer. Closing for the Transfer of Membership Units pursuant to Section 9.2 shall occur within sixty (60) days following expiration of any relevant Transfer Offering Period and shall take place at the office of the LLC at 10:00 a.m. on the date so specified in the written notice, or at such other time and place as shall be mutually agreeable. At such closing the seller must transfer the Membership Units to the buyer and the buyer shall pay the agreed consideration to the seller. The seller shall also deliver to the buyer an instrument executed by the seller, warranting that the Membership Units are free and clear of all liens, claims, and encumbrances of every kind. The seller shall also agree therein to indemnify the buyer against and to hold it harmless from any loss, cost, or damage which it may incur by reason of the breach of such warranty. Further, in the event that the seller shall fail to appear at the closing or shall fail to deliver a certificate or certificates representing the Membership Units when required to do so, or shall otherwise fail to comply with its obligations under this Agreement, the buyer may thereupon place cash or immediately and available funds equal to the purchase price in escrow for the seller, whereupon the LLC shall be privileged to cancel the seller's Membership Units and to treat the Membership Units as having been purchased by the buyer. Such purchase price shall be released from escrow only upon surrender by the seller of such certificate or certificates, properly endorsed for transfer, or proof of destruction or loss thereof satisfactory to the LLC.

24

9.4 Buy/Sell Option. At any time following the first anniversary of the Effective Date, either Member may give written notice (the "Buy/Sell Notice") to the other stating a price per Membership Unit, and stating the Buy/Sell Notice is delivered pursuant to the provisions of this Section 9.4. The Buy/Sell Notice shall be deemed an offer by the notifying Member to sell to the notified Member all of the issued and outstanding Membership Units of the notifying Member or to buy from the notified Member all of the issued and outstanding Membership Units of the notified Member at the per Membership Unit price set forth in the Buy/Sell Notice. The notified Member shall, within fifteen (15) days from date of delivery of the Buy/Sell Notice, elect in writing either to sell all of its Membership Units to the notifying Member, or to purchase all of the Membership Units of the notifying Member. If the notified Member fails to make a written election within the required fifteen day period, then the notifying Member may elect either purchase its Membership Units or to purchase the Membership Units of the notified Member at the per Membership Unit price set forth in the Buy/Sell Notice, and shall within five (5) days provide written notice of any such election to the notified Member. The purchase price of Membership Units purchased in accordance with this Section 9.4 shall be due and payable in cash or immediately available funds. Closing of the purchase of Membership Units pursuant to this Section 9.4 shall occur as set forth in Section 9.5.

9.5 Closing of Buy/Sell Option Purchase. Closing for the purchase of Membership Units pursuant to the Buy/Sell provision in Section 9.4 shall occur within ninety (90) days from the date of delivery of the written election by the notified Member to sell or buy the Membership Units or, if the notified Member fails to provide such election, within ninety (90) days from the date of delivery of the written election of the notifying Member to the notified Member of its election to sell or buy the Membership Units. Closing pursuant to this Section 9.5 shall take place at the office of the LLC at 10:00 a.m. on the date so specified in the written notice, or at such other time and place as shall be mutually agreeable. At such closing, the seller must sell and deliver the Membership Units to the buyer and the buyer shall pay the agreed consideration to the seller. The seller shall also deliver to the buyer an instrument executed by the seller, warranting that the Membership Units are free and clear of all liens, claims, and encumbrances of every kind. The seller shall also agree therein to Indemnity the buyer against and to hold it harmless from any loss, cost, or damage which it may incur by reason of the breach of such warranty. Further, in the event that the seller shall fail to appear at the closing or shall fail to deliver the certificate or certificates representing the Membership Units when required to do so, or shall otherwise fail to comply with its obligations under this Agreement, the buyer may thereupon place cash or immediately and available funds equal to the purchase price in escrow for the seller, whereupon the LLC shall be privileged to cancel the seller's Membership Units to treat the Membership Units as having been purchased by the buyer. Such purchase price shall be released from escrow only upon surrender by the seller of such certificate or certificates, properly endorsed, or proof of destruction or loss thereof, satisfactory to the LLC.

25

9.6       Repayment of Outstanding Loans of Members. Notwithstanding any other provision of this Section 9, no Member may Transfer its Membership Units to a third party, and neither the LLC nor any Member may elect to purchase the Membership Units of another Member, unless such Member or the LLC agree to pay, in cash at the time of closing of such transaction, any and all outstanding loans, debts and obligations owed by the LLC to every other Member.

9.7 Assignment. A Membership interest in this company is assignable in whole or in part except that no interest shall be assigned without the permission of all of the Members and no interest shall be assigned by court order or other involuntary transfer. The assignee of a Member's interest shall have no right to participate in the management of the business and affairs of this Limited Liability Company except as provided in the Articles of Organization or this Operating Agreement and upon:

(a) The approval of all of the Members of this Limited Liability Company other than the Member assigning the Limited Liability Company interest; or

Compliance with any procedure provided for in this Limited Liability Company agreement.

9.8 Effect of Assignment. Unless otherwise provided in the Articles of Organization or this Operating Agreement:

(a) An assignment of a Membership interest does not entitle the assignee to become or to exercise any rights or powers of a Member;

(b) An assignment of a Membership interest entitles the assignee to share in such profits and losses, to receive such distribution or distributions, and to receive such allocation of income, gain, loss, deduction, or credit or similar item to which the assignor was entitled, to the extent assigned; and

26

(c) A Member ceases to be a Member and to have the power to exercise any rights or powers of a Member upon assignment of all of the Membership interest of such Member. The pledge of, or granting of a security interest, lien, or other encumbrance in or against, any or all of the Membership interest of a Member shall not cause the Member to cease to be a Member or to have the power to exercise any rights or powers of a Member.

(d) A Member's interest in this Limited Liability Company may be evidenced by a certificate of Membership interest issued by the Limited Liability Company.

9.9 Further Effect of Assignment Until an assignee of a Membership interest becomes a Member, the assignee shall have no liability as a Member solely as a result of the assignment.

9.10 Cancellation of Acquired Interests. The company may acquire, by purchase, redemption, or otherwise, any Membership interest or other interest of a Member or Manager in the Limited Liability Company. Any such interest so acquired by the Limited Liability Company shall be deemed canceled.

9.11 Consent to Membership. An assignee of a Limited Liability Company interest may become a Member only if all Members other than the Member assigning the interest consent.

9.12 Rights and Powers; Transfer of Liabilities. An assignee who has become a Member has, to the extent assigned, the rights and powers, and is subject to the restrictions and liabilities, of the assigning Member under the Articles of Organization, the Operating Agreement, and this Operating Agreement. An assignee who becomes a Member also is liable for the obligations of the assignee's assignor to make and return contributions as provided herein and wrongful distributions as provided in herein. However, the assignee is not obligated for liabilities which are unknown to the assignee at the time the assignee became a Member and which could not be ascertained from the Articles of Organization or the Operating Agreement.

9.13. No Release of Assignor. If an assignee of this Limited Liability Company interest becomes a Member, the assignor is not released from liability to the Limited Liability Company.

9.14. Charging Order. On application to a court of competent jurisdiction by any judgment creditor of a Member, the court may charge the Limited Liability Company Membership interest of the Member with payment of the unsatisfied amount of the judgment with interest. To the extent so charged, the judgment creditor has only the rights of an assignee of such interest. This Operating Agreement does not deprive any Member of the benefit of any exemption laws applicable to the Member's interest.

27

9.15. Estates. If a Member who is an individual dies or if a court of competent jurisdiction adjudges a Member who is an individual to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member had to give an assignee the right to become a Member.

9.16. Dissolution. If a Member is a corporation, Limited Liability Company, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

SECTION 10.

ADMINISTRATIVE PROVISIONS

10.1 Principal Office.

(a) The initial principal place of business and principal office of the LLC shall be the office of the Manger. The LLC may relocate the principal offices and principal place of business and have such additional offices the Manager may deem advisable.

(b) The Manager shall have the power, on behalf of the LLC, to designate, where required, a registered agent (or other agent for receipt of service of process) in each state or other jurisdiction in which the LLC transacts business and to designate, to the extent required, an office, place of business, or mailing address within or without that state of other jurisdiction.

10.2 Bank Accounts: Signature Authority. Funds of the LLC shall be deposited in an account or accounts of any bank(s) or other financial institutions which are participants in federal insurance programs selected by the Manager. The Manager shall arrange for the appropriate conduct of such accounts.

10.3 Books and Records. At all times during the term of the LLC, the Manager shall keep, or cause to be kept, full and faithful books of account, records, and supporting documents, which shall reflect, completely, accurately, and in reasonable detail, each transaction of the LLC (including, without limitation, transactions with the Members or Affiliates of Members). The books of account shall be maintained and tax returns prepared and filed in accordance with the method of accounting determined by the Manager. The cost for preparation of all state and federal tax returns shall be borne by the LLC. The books of account, records, and all documents and other writings of the LLC shall be kept and maintained either at the principal office of the LLC or the principal office of the Manager, as the Manager shall determine. Each Member or its designated representative shall, upon reasonable notice of ten days or more to the Manager, have access to such financial books, records, and documents during reasonable business hours and may inspect and make copies of any of them at its own expense. Upon the written request of the Members, the Manager shall have audited financial statements prepared at the cost of the LLC. The Manager shall cause the LLC to keep at its principal office the following:

28

(a) A current list of the full name and last known business address of each Member, in alphabetical order;

(b) A copy of the Articles of Organization and all Articles of Amendment thereto;

(c) Copies of the LLC’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(d) Copies of this Agreement, and all amendments thereto; and

(e) Any other information or records required by the Act.

SECTION 11.

INDEMNIFICATION OF OFFICERS OR MEMBERS

11. Indemnification.

(a)       To the greatest extent not inconsistent with the laws and public policies of Florida, the LLC shall have the obligation to indemnify any Organizer, Manager or Member (any such Organizer, Manager or Member who is a Person and any responsible officers, partners, shareholders, directors, or managers of such Organizer, Manager or Member which is an entity hereinafter being referred to as the indemnified "individual") made a party to any proceeding because such individual is or was an Organizer or Member against all liability incurred by such individual in connection with any proceeding; provided, however, that it shall be determined in the specific case, in accordance with subsection (d) of this Section 11, that indemnification of such individual is permissible in the circumstances because the individual has met the standard of conduct for indemnification set forth in subsection (c) of this Section 11. If such indemnification is permissible under the provisions of this Section 11, the LLC shall pay for or reimburse the reasonable expenses incurred by the individual in connection with any such proceeding in advance of final disposition thereof, if:

29

(1) the individual furnishes the LLC a written affirmation of the individual's good faith belief that it has met the standard of conduct for indemnification described in subsection (c) of this Section 11;

(2) the individual furnishes the LLC a written undertaking, executed personally or on such individual's behalf, to repay the advance if it is ultimately determined that such individual did not meet such standard of conduct; and

(3) a determination is made in accordance with subsection (d) that, based upon facts then known to those making the determination, indemnification would not be precluded under this Section 11.1.

The undertaking described in subsection (a)(2) above must be a general obligation of the individual, subject to such reasonable limitations as the LLC may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The LLC shall have the obligation to indemnify an individual who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred by the individual in connection with the proceeding, without the requirement of a determination as set forth in subsection (c) of this Section 11. Upon request by an individual for indemnification or advancement of expenses, as the case may be, the LLC shall expeditiously determine whether the individual is entitled thereto in accordance with this Section 11.1. The indemnification and advancement of expenses provided for under this Section 11.1 shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section 11.

(b) The LLC shall have the power, but not the obligation, to indemnify any individual who is or was an employee or agent of the LLC to the same extent at if such individual was an Organizer, Manager or Member.

(c) Indemnification of an individual is permissible under this Section 11 only if:

(1) it conducted itself in good faith;

(2) it reasonably believed that the conduct was in or at least not opposed to the LLC’s best interest;

30

(3) in the case of any criminal proceeding, it has no reasonable cause to believe that the conduct was unlawful; and

(4) it is not adjudged in any such proceeding to be liable for negligence or misconduct in the performance of duty. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determination that the individual did not meet the standard of conduct described in this subsection (c) of this Section 11.

(d) A determination as to whether indemnification or advancement of expenses is permissible shall be made by either of the following procedures:

(1) By a majority vote of Members consisting of Members not at the time parties to the proceeding; or

(2) By special legal counsel as selected and approved by the Members.

(e) Nothing contained in this Section 11 shall omit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to the indemnification of or advancement of expenses to any individual who is or was an Organizer, Manager or Member of the LLC or is or was serving at the LLC’s request as a director, officer, partner, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Section 11 shall limit the ability of the LLC to otherwise indemnify or advance expenses to any individual. It is the intent of this Section 11 to authorize indemnification of an Organizer or a Member to the fullest extent now or hereafter permitted by the law and consistent with the terms and condition of this Section 11. Indemnification may be provided in accordance with this Section 11 irrespective of the nature of the legal or equitable theory upon which a claim is made, including, without limitation, negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law.

(f)       For purposes of this Section 11:

(1) The term "expenses" includes all direct and indirect costs (including, without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing, and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement, or appeal of a proceeding.

31

(2)           The term "liability" means the obligation to pay judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to any employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(3)           The term "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(4)           The term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

(g) The LLC may purchase and maintain insurance for its benefit, the benefit of any individual who is eligible for indemnification under this Section 11, or both, against any liability asserted against or incurred by such individual in any capacity or arising out of such individual’s service with the LLC, whether or not the LLC would have the power to indemnify such individual against such liability.

SECTION 12.

REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties of Members. Each Member represents and warrants to each other Members as follows:

(a)       Such Member is an entity in good standing and organized under the laws of its state of organization and its status is active; and

(c)       Such Member has the requisite authority to enter into this Agreement and to incur and perform its obligations under this Agreement. The execution, delivery and performance, by such Member of this Agreement, has been authorized by all necessary action. Upon the exception and delivery of this Agreement, this Agreement shall constitute a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, subject only to applicable bankruptcy, moratorium and similar laws.

32

SECTION 13.

MISCELLANEOUS PROVISIONS

13.1 Dispute Resolution. In the case of any dispute between the parties which has not been resolved through negotiation between the parties, such dispute shall be settled and determined through arbitration in accordance with the Rules of Commercial Arbitration of The American Arbitration Association ("AAA") in the City of Atlanta, Georgia. The written arbitration decision shall be binding, final and conclusive on the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The fees and expenses of arbitration shall be part of the award. The prevailing party in any arbitration shall recover its expenses and costs including reasonable attorneys' fees from the other party.

13.2 Entire Agreement. This Agreement, including the exhibits or other documents or schedules attached hereto or incorporated herein by reference constitutes the entire agreement of the Members with respect to LLC. This Agreement supersedes all prior agreements and oral understandings between the Members with respect to such matters.

13.3 Amendment. Except as provided by law or otherwise set forth herein, this Agreement may only be modified or amended, by a written instrument which evidences the Approval of Members. Exhibit A hereto may be amended from time to time by the Members to the extent required to accurately reflect the current status of the information contained thereon.

13.4 Interpretation. Whenever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine, or neuter forms. The singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

13.5 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions hereof are determined to be invalid or contrary to existing or future law, such invalidity shall not impair or affect those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted.

13.6 Burden and Benefit on Successors. Except as expressly otherwise provided herein, this Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, and legal representatives, successors, and assigns.

33

13.7 Further Assurances. Each Member hereby agrees that it shall hereafter execute and deliver such further instruments, provide all information, and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as not inconsistent with the terms hereof.

13.8 Notices. All notices required or permitted to be given hereunder shall be either hand-delivered, sent by recognized overnight delivery service, by facsimile, or sent by U.S. Mail (registered or certified, receipt requested) as follows:

(a) If to the Members at the addresses of the respective Members as set forth in Exhibit A, or to such other address as any Member may designate by giving written notice to the LLC accordance with this Section 13.8. Notice shall be deemed to be effective upon delivery; and

(b) If to the LLC, to the office of the LLC,

(c) For purposes of this Section 13.8, notice shall be deemed effective as follows:

(1) Items sent by a recognized overnight delivery service for next-day morning delivery shall be deemed delivered by noon of the following day;

(2) Items sent by facsimile shall be deemed delivered at the time transmitted provided that such fax is accompanied or preceded by a telephone conversation with the recipient alerting the recipient of the fax; and

(3) Items sent by certified or registered mail shall be deemed delivered five (5) days after deposit in the United States mail postage prepaid.

13.9 Waiver. No consent or waiver, express or implied, by any party hereto of any breach or default by any other party hereto in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. Failure on the part of any party to complain of any act or failure to act of another party or to declare another party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

13.10 LLC Property. All legal title to LLC property shall be held in the name of the LLC.

34

[ The rest of this page is intentionally left blank ]

35

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESS:
GlobalTech Holdings. Inc.

By: /s/ Scott Miller	__________
Scott Miller, Chairman

Convertibase, Inc.

By: /s/ Jerry Hayward
Jerry Hayward, CEO

36

EXHIBIT A

GLOBAL MEDICAL SERVICES, LLC

SCHEDULE OF MEMBERS AND MEMBERSHIP UNITS

37

MEMBER NAME	ADDRESS	MEMBERSHIP INTERESTS
Convertibase, Inc. Initial Member	783 East 700 North American Fork, Utah 84003.	1,000,000

GlobalTech Holdings, Inc. – Manager	116 Lakewood Dr Thomasville, GA 31792	1,000,000

Total		2,000,000

38